Exhibit 99.1

BIO-key Reports 2025 Results and Substantially Improved Cash Position, Supporting Expected Strong Growth in 2026; Investor Call Today at 10am ET

Holmdel, NJ – March 31, 2026 – BIO-key® International, Inc. (Nasdaq: BKYI), a global leader in Identity and Access Management (IAM) and biometric authentication technologies, announced its fourth quarter (Q4’25) and year ended December 31, 2025 (2025) results. BIO-key will host an investor call today at 10:00am ET (details below).

Highlights:

●	2025 Revenue:	$6.1M
●	2026 Outlook:	Solid revenue growth + improved bottom line
●	Preliminary Q1’26 Revenue:	$2.2M, up 37% vs. Q1’25 and 80% vs. Q4’25
●	2025 Cash Position:	$2.7M, up $2.3M vs. $0.4M vs. 2024

BIO-key CEO, Mike DePasquale commented, “We had a broad base of achievements in 2025, the revenue and bottom-line benefits of which will be realized in early 2026 and beyond. In 2025, we completed our strategic transition to selling only BIO-key branded solutions in the EMEA region, where we previously sold Swivel Secure products until 2024. Despite the impact to license revenue in 2025, the transition provides significant benefits to our gross margin and growth prospects as we work to rebuild a broader pipeline of EMEA partner and other opportunities.

“Both hardware and services revenues increased in 2025 due to growth in our customer base and licensed users. Based on expanding customer deployments and a broadening pipeline of opportunities, we expect growth in software license fees and overall revenues in 2026. We are off to a strong start with preliminary Q1’26 revenue expected to grow 37% over Q1’25 to approximately $2.2M and driving a substantial improvement in our bottom-line versus prior periods. It’s a good start toward our goal of achieving break-even results in early 2026.

Foreign Military/Defense and Financial Customer Traction

“We are seeing particular strength with foreign government, defense and financial customers that appreciate the substantial security and value provided by our biometric solutions. The traction we see is also benefited by more supportive regulatory frameworks in many foreign jurisdictions, as well as their greater proximity to escalating global tensions.

“We launched our Defense & Intelligence Cybersecurity Initiative in 2025 given expectations for increased global defense spending, particularly in Europe and the Middle East. This initiative leverages our expanding base of global military and defense customers, with sales and support teams, to better engage with defense prime contractors and end customers.

“We secured a $280,000 follow-on order from a foreign defense ministry earlier in Q1’26, as well as additional orders from them later in the quarter valued at $220k to support their growing deployment of biometric user authentication hardware and software for additional personnel. Those orders brought total military and defense revenue over the last twelve months to more than $2.2M, including a significant new deployment with a Middle East Defense Sector Organization in Q4. Given the strength of our solutions for these mission critical applications, we are confident in our growth prospects for the defense industry in 2026.

“Outside of defense, we are expanding our geographic reach and customer base with significant new partnerships in India, Vietnam, the Middle East and the Nordic region of Europe. Our EMEA division’s partnership with Citadel Global expands our presence in India and positions us for opportunities created by the EU-India Free Trade Agreement with a free-trade zone for 2 billion people.

“The financial sector has provided another area of strength for BIO-key as a long-standing foreign retail bank executed a $1M annual license renewal for the expanded use of our biometric identity solution for over 30M clients. Additionally, through a partnership with Run-Level, we are delivering identity security across Mozambique’s national payments infrastructure led by SIMO, our 11th financial services customer globally.

“Turning to the U.S., we recently formed a significant partnership with TD Synnex Public Sector (DLT) to bring our suite of security solutions to government agencies. These agencies face increasing mandates to adopt Zero trust infrastructure, including phish-resistant MFA. DLT is part of TD Synnex, a large technology solutions provider with over $60B in annual sales. This partnership provides public sector access and a streamlined procurement path for agencies to implement our solutions.

Cost Management and Financial Strength

“On the cost side, we further trimmed operating expenses in 2025, reducing total SG&A expense by $768,000, or 11%, and total operating expenses by 7% in 2025. We also strengthened our financial position, ending 2025 with $2.7M in cash and increasing our book value to $7.6M versus $3.8M at year end 2024. Today, with our current cash position and expected cash receipts, we have solid working capital to deliver on our growth plan in 2026.

“In summary, building off our 2025 accomplishments, we are off to a strong start in 2026 with momentum in several markets. We expect top-line expansion combined with expense management to advance our goal of reaching break-even in 2026. Given the timing of large orders, our financial performance will likely fluctuate on a quarterly basis; however, we are very excited about our outlook for 2026 and beyond.”

Recent Business Progress

●

Government Sector: BIO-key Partnered with TD Synnex Public Sector (DLT) to Deliver IAM Solutions to the U.S. Public Sector, and BIO-key and Visualforma were Awarded a Contract to Secure Digital Identities for a Large Portuguese Municipality.

●	Defense Sector: BIO-key Surpassed $2M in Military/Defense Sales over the Latest Twelve Months through Follow-on Orders and a Significant Middle East Defense Sector Deployment.
●

Financial Sector: Secured $1.04M one-year license renewal with a foreign bank for Biometric Identity Solution and partnered with Run-Level to deliver Identity Security Solution Across Mozambique’s National Payments Infrastructure.

●	Expanded International Reach via New Partners:
■	Citadel Global in India; SAVIS Group in Vietnam;
■	VaporVM in the Middle East and Africa; and IT2Trust in Denmark, Sweden, Norway, and Finland.
●	New Product Introductions: ECOID III Fingerprint Scanner (FBI FAB 20 Certified) and Passwordless Innovations Debuted at 2025 Gartner® IAM Summit.

Financial Review

Please note that the audit our 2025 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and results are therefore subject to change.

2025 revenues decreased approximately 12% to $6.1M from $6.9M in 2024, due largely to a significant contract renewal with a foreign retail bank that benefited 2024 vs. 2025, as well as BIO-key’s exit from the Swivel Secure Limited distribution agreement and related transition to selling BIO-key branded solutions in the EMEA region. As a result, license fee revenue decreased by $1.6M, or 31% in 2025. Meanwhile, hardware revenue increased over 100% to $1.3M in 2025, due primarily to increased purchases of our biometric hardware solutions, including the sale of some previously fully-reserved inventory. Services revenues increased 6% to $1.2M in 2025 due to a growing customer base, as recurring service revenue grew 4%, and non-recurring custom services expanded by 23% to support new customer deployments. BIO-key expects service fees to increase from 2025 levels as it expands deployments worldwide.

Gross profit declined to $4.7M with a gross margin of 77.5% in 2025, as compared to $5.6M with a gross margin of 81.4% in 2024, reflecting lower license fees and increased hardware revenues that carry a lower gross margin. Gross margin on license fees improved to 91.3% in 2025 versus 88.6% in 2024, benefitting from BIO-key branded product sales in the EMEA region. Gross profit also benefitted from positive hardware reserve adjustment of $513,400 in 2025 in connection with the sale of hardware that was previously reserved. 2024 results included a positive hardware reserve adjustment of $213,005

BIO-key reduced its operating expenses by $669,116, or 7%, in 2025 vs. 2024, reflecting a $767,929, or 11%, reduction in SG&A costs, partially offset by a $98,813, or 4%, increase in research, development and engineering expenses to support new product development. Proactive cost reductions included a reorganization of sales personnel costs, and lower marketing show expenses and audit fees, partially offset by higher professional services fees, principally related to financing activities.

Reflecting lower gross profit, offset by lower operating expenses, BIO-key’s 2025 net loss increased to $4.6M, or ($0.69) per share, compared to a net loss of $4.3M, or ($2.09) per share, in 2024~~.~~ Per share amounts reflect weighted average common shares outstanding (basic and diluted) of 6,647,702 in 2025 and 2,059,884 in 2024.

Balance Sheet

BIO-key’s book value increased to $7,668,613 at the close of 2025 from $3,772,031 at the close of 2024. As of December 31, 2025, BIO-key had approximately $4.6M of current assets, including $2.7M of cash equivalents, $1.2M of accounts receivable, and $370,879 of net inventory.

Conference Call Details

Date / Time:	Tuesday, March 31st at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 Int’l
Live Webcast / Replay:	Webcast & Replay Link – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 4802902

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software securing access for over forty million users. BIO-key allows customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless, and passwordless biometric options. Its cloud-hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value transactions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital to satisfy working capital needs; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to convert sales opportunities to customer contracts; our ability to expand into Asia, Africa and other foreign markets; fluctuations in foreign currency exchange rates; the duration and extent of continued hostilities in Ukraine and its impact on our European customers; the impact of tariffs and other trade barriers which may make it more costly for us to import inventory from China and Hong Kong and certain product components from South Korea; delays in the development of products, the commercial; our temporary loss of the use of a Registration Statement on Form S-3 to register securities in the future; any disruption to our business that may occur on a longer-term basis should we be unable to continue to maintain effective internal controls over financial reporting, and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
X – Corporate:	@BIOkeyIntl
X – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com or 212-924-9800

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Services	$309,400	$344,444	$1,172,107	$1,108,506
License fees	758,066	1,023,701	3,580,862	5,189,370
Hardware	173,879	94,133	1,342,148	631,695
Total revenues	1,241,345	1,462,278	6,095,117	6,929,571

Costs and other expenses
Cost of services	89,997	73,317	387,144	396,274
Cost of license fees	76,045	146,120	309,829	589,505
Cost of hardware	109,689	255,927	1,189,464	516,611
Cost of hardware reserve	(4,360)	(213,005)	(513,400)	(213,005)
Total costs and other expenses	271,371	262,359	1,373,037	1,289,385
Gross profit	969,974	1,199,919	4,722,080	5,640,186

Operating Expenses
Selling, general and administrative	1,918,856	1,807,383	6,372,218	7,140,147
Research, development and engineering	694,471	660,150	2,609,893	2,511,080
Total Operating expenses	2,613,327	2,467,533	8,982,111	9,651,227
Operating loss	(1,643.353)	(1,267,616)	(4,260,031)	(4,011,041)

Other income (expense)
Interest income	1,178	57	3,787	110
Loss on foreign currency transactions	-	(13,004)	-	(13,004)
Loan fee amortization	(61,000)	(60,000)	(256,833)	(124,000)
Interest expense	(1,905)	(66,932)	(60,793)	(175,755)
Total other income (expense)	(61,727)	(139,879)	(313,839)	(312,649)

Loss before provision for income taxes (tax benefits)	(1,705,080)	(1,407,495)	(4,573,870)	(4,323,690)

Provision for income taxes (tax benefits)	16,500	22,998	(16,500)	22,998

Net loss	$(1,721.580)	$(1,384,498)	$(4,590,370)	$(4,300,692)

Comprehensive loss:
Net loss	$(1,721,580)	$(1,384,498)	$(4,590,370)	$(4,300,692)
Other comprehensive income – Foreign translation adjustment	28,047	(25,409)	19,745	26,469
Comprehensive loss	$(1,693,533)	$(1,409,907)	$(4,570,625)	$(4,274,223)

Basic and Diluted Loss per Common Share	$(0.19)	$(0.46)	$(0.69)	$(2.09)

Weighted Average Common Shares Outstanding
Basic and diluted	9,293,581	3,032,240	6,647,702	2,059,884

Please note that the audit our 2025 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and results are therefore subject to change.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$2,694,663	$437,604
Accounts receivable, net	1,243,810	718,229
Due from factor	-	74,170
Inventory, net of reserve	370,879	378,307
Prepaid expenses and other	290,143	278,648
Total current assets	4,599,495	1,886,958
Equipment and leasehold improvements, net	67,751	140,198
Capitalized contract costs, net	311,591	409,426
Deposits and other assets	7,976	7,976
Operating lease right-of-use assets	47,953	73,372
Investments	5,000,000	5,000,000
Intangible assets, net	830,357	1,097,630
Total non-current assets	6,265,628	6,728,602
TOTAL ASSETS	$10,865,123	$8,615,560

LIABILITIES
Accounts payable	$516,468	$818,187
Accrued liabilities	1,324,819	1,278,732
Note payable	604,102	1,525,977
Government loan – BBVA Bank, current portion	50,530	132,731
Deferred revenue – current	572,513	773,267
Operating lease liabilities, current portion	27,728	24,642
Total current liabilities	3,096,160	4,553,536
Deferred revenue, net of current portion	62,584	196,237
Deferred tax liability	16,500	-
Government loan – BBVA Bank, net of current portion	-	44,762
Operating lease liabilities, net of current portion	21,266	48,994
Total non-current liabilities	100,350	289,993
TOTAL LIABILITIES	3,196,510	4,843,529

Commitments

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 10,852,118 and 3,715,483 of $.0001 par value at December 31, 2025 and December 31, 2024, respectively	1,085	372
Additional paid-in capital	141,496,765	133,030,271
Accumulated other comprehensive income	69,035	49,290
Accumulated deficit	(133,898,272)	(129,307,902)
TOTAL STOCKHOLDERS’ EQUITY	7,668,613	3,772,031
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,865,123	$8,615,560

Please note that the audit our 2025 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and results are therefore subject to change.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2025	2024

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,590,370)	$(4,300,692)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation	84,458	93,026
Amortization of intangible assets and write-off	267,273	304,983
Interest payable on Note	58,282	164,589
Loss on foreign currency	-	13,004
Reserve for inventory	(513,400)	(213,005)
Allowance for credit losses	(250,000)	(372,532)
Amortization of debt discount	261,833	124,000
Amortization of capitalized contract costs	173,062	175,900
Share based and warrant compensation for employees and consultants	146,571	225,245
Stock based fees to directors	20,004	18,006
Bad debt expense	15,000	100,000
Deferred income tax benefit	16,500	(22,998)
Amortization of operating lease right-of-use assets	25,419	79,521
Change in operating assets and liabilities:
Accounts receivable	(275,581)	855,829
Due from factor	74,170	25,150
Capitalized contract costs	(75,227)	(355,520)
Deposits	-	(7,976)
Right-of-use asset	-	(115,988)
Inventory	520,828	280,438
Prepaid expenses and other	(11,495)	85,523
Accounts payable	(301,518)	(502,987)
Accrued liabilities	46,087	(27,116)
Deferred revenue	(334,407)	526,240
Operating lease liabilities	(20,410)	(66,712)
Net cash used for operating activities	(4,662,921)	(2,914,072)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,012)	(13,047)
Net cash used for investing activities	(12,012)	(13,047)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of warrants	6,966,558	1,908,099
Costs incurred for issuance of common stock	(462,994)	(172,350)
Proceeds from issuance of note payable	1,000,000	2,000,000
Repayment of note payable	(455,000)	(762,611)
Repayment of government loan	(146,393)	(150,024)
Proceeds from Employee Stock Purchase Plan	10,076	3,740
Net cash provided by financing activities	6,912,247	2,826,854
Effect of exchange rate changes	19,745	26,469
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,257,059	(73,796)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	437,604	511,400
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,694,663	$437,604

Please note that the audit our 2025 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and results are therefore subject to change.